================================================================================

                          SCHEDULE 14A INFORMATION
                                (RULE 14A-101)

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                                    OF THE
                       SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                               CYTYC CORPORATION
--------------------------------------------------------------------------------
              (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


--------------------------------------------------------------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

                                NOT APPLICABLE
        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

                                NOT APPLICABLE
        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                NOT APPLICABLE
        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

                                NOT APPLICABLE
        ________________________________________________________________________

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

                                NOT APPLICABLE
        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

                                NOT APPLICABLE
        ________________________________________________________________________

    (3) Filing Party:

                               CYTEC CORPORATION
        ________________________________________________________________________

    (4) Date Filed:

                                MARCH 31, 1997
        ________________________________________________________________________


================================================================================

                               CYTYC CORPORATION
                                85 SWANSON ROAD
                             BOXBOROUGH, MA 01719

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 9, 1997

                               ----------------

To the Stockholders of Cytyc Corporation:

  Notice is hereby given that the annual meeting of stockholders of Cytyc Corporation, a Delaware corporation (the "Company"), will be held at 9:30 a.m., local time, on Friday, May 9, 1997, at the Holiday Inn, One Adams Place, Boxborough, Massachusetts to consider and act upon the following proposals:

    1. To elect three directors to Class I of the Company's Board of Directors, to serve for a term of three years or until successors are elected and qualified.

    2. To approve an amendment to the Company's Third Amended and Restated Certificate of Incorporation increasing from 30,000,000 to 60,000,000 the number of authorized shares of Common Stock, $.01 par value, of the Company.

    3. To ratify the selection of the firm of Arthur Andersen LLP, independent public accountants, as auditors for the fiscal year ending December 31, 1997.

    4. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

  Only stockholders of record at the close of business on March 24, 1997 are entitled to notice of and to vote at the meeting.

  All stockholders are cordially invited to attend the meeting in person. To ensure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the annual meeting. Any stockholder attending the annual meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors,

                                          Joseph W. Kelly
                                          Secretary

Boxborough, Massachusetts
March 31, 1997

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                               CYTYC CORPORATION
                                85 SWANSON ROAD
                             BOXBOROUGH, MA 01719

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                March 31, 1997

  This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Cytyc Corporation, a Delaware corporation (the "Company") for use at the Annual Meeting of the Company's stockholders to be held on Friday, May 9, 1997 (the "Annual Meeting") at 9:30 a.m., local time, at the Holiday Inn, One Adams Place, Boxborough, Massachusetts 01719, or at any adjournments thereof. The Company's Summary Annual Report and Form 10-K, which includes financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended December 31, 1996, are being mailed together with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting. This Proxy Statement and the form of proxy were first mailed to stockholders on or about March 31, 1997.

  The Board of Directors has fixed the close of business on March 24, 1997 as the record date (the "Record Date"). Accordingly, only holders of record of Common Stock as of the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting or an adjournment thereof. As of the Record Date, an aggregate of 17,235,736 shares of Common Stock, $.01 par value per share (the "Common Stock"), of the Company were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Cytyc Corporation, 85 Swanson Road, Boxborough, MA 01719, Attention: Secretary, at or before the taking of the vote at the Annual Meeting.

QUORUM AND VOTES REQUIRED

  The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business at the Annual Meeting. Votes withheld from the nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

  In the election of Class I Directors, the three nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Annual Meeting shall be elected as Class I Directors. Approval of the amendment to the Third Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") will require the affirmative vote of a majority of the outstanding shares of Common Stock of the Company. On all other matters being submitted to stockholders, the affirmative vote of a majority of shares present, in person or represented by proxy, and voting on each such matter is required for approval. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

  The persons named as attorneys in the proxies, Patrick J. Sullivan and Joseph W. Kelly, were selected by the Board of Directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted. Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy. In addition to the election of three Class I Directors, the stockholders will consider and vote upon a proposal to amend the Company's Certificate of Incorporation and to ratify the selection of auditors, all as further described in this Proxy Statement. ALL PROXIES WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDERS' INSTRUCTIONS, AND IF NO CHOICE IS SPECIFIED, THE ENCLOSED PROXY CARD (OR ANY SIGNED AND DATED COPY THEREOF) WILL BE VOTED IN FAVOR OF THE MATTERS SET FORTH IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING.

  The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented at the meeting upon which a vote may properly be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

       SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of the Record Date by: (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director or nominee for director of the Company; (iii) each executive officer of the Company named in the Summary Compensation Table set forth below; and (iv) all directors, nominees for director and executive officers of the Company as a group.

                                           AMOUNT AND
   NAME AND ADDRESS                          NATURE
   OF BENEFICIAL OWNER                   OF OWNERSHIP(1) PERCENTAGE OF CLASS(2)
   -------------------                   --------------- ----------------------
   Ardsley Advisory Partners(3).........      931,500             5.40%
    646 Steamboat Road
    Greenwich, CT 06830
   Putnam Investments, Inc.(4)..........    1,801,481            10.45
    One Post Office Square
    Boston, MA 02109
   Patrick J. Sullivan(5)...............      162,519              *
   Joseph W. Kelly(6)...................       12,500              *
   Daniel J. Levangie(7)................       16,237              *
   Ted S. Geiselman(8)..................       47,591              *
   Michael F. Adams(9)..................       10,000              *
   Frederick R. Blume(10)...............      603,244             3.50
   Guy de Chazal(11)....................        8,250              *
   Janet G. Effland(12).................      807,348             4.68
   Franklin J. Iris(13).................       26,436              *
   Edwin M. Kania, Jr.(14)..............       52,248              *
   C. William McDaniel(15)..............       36,941              *
   Monroe Trout, M.D.(16)...............       33,493
   All directors, nominees for director
    and executive officers as a group
    (16 persons)(17)....................    1,881,779            10.91

--------
*Less than one percent of the outstanding Common Stock.
(1) The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.
(2) Applicable percentage ownership as of the Record Date is based upon 17,235,736 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.
(3) Information obtained from Schedule 13G filed with the Securities and Exchange Commission by Ardsley Advisory Partners, a Connecticut general partnership ("Ardsley"), on February 10, 1997. Ardsley is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended (the

     "Investment Advisers Act"), and may be deemed to beneficially own the shares owned by accounts of certain clients, including investment partnerships for which (i) Ardsley serves as the management company and
     (ii) a general partnership comprised of the partners that comprise Ardsley serves as general partner (the "Discretionary Accounts"). Mr. Philip J. Hempleman, the managing general partner of Ardsley, may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the shares held by the Discretionary Accounts.
(4)  Information obtained from Schedule 13G filed by Putnam Investments,
     Inc. with the Securities and Exchange Commission on or about March 7, 1997. Includes 1,483,764 shares beneficially owned by Putnam Investment Management, Inc. and 317,717 shares beneficially owned by The Putnam Advisory Company, Inc. Putnam Investments, Inc., a wholly-owned subsidiary of Marsh & McLellan Companies, Inc., wholly owns two investment advisers registered under Section 203 the Investment Advisers Act: Putnam Investment Management, Inc. and The Putnam Advisor Company, Inc. The Putnam Advisory Company, Inc. is an institutional investment advisor.
(5) Includes 7,333 shares issuable pursuant to presently exercisable stock options. Excludes 365,487 shares issuable pursuant to stock options that are not presently exercisable.
(6) Includes 2,500 shares issuable pursuant to presently exercisable stock options. Excludes 183,500 shares issuable pursuant to stock options that are not presently exercisable.
(7) Includes 11,047 shares issuable pursuant to presently exercisable stock options. Excludes 144,045 shares issuable pursuant to stock options that are not presently exercisable.
(8) Includes 2,500 shares issuable pursuant to presently exercisable stock options. Excludes 119,828 shares issuable pursuant to stock options that are not presently exercisable.
(9) Includes 10,000 shares issuable pursuant to presently exercisable stock options. Excludes 62,000 shares issuable pursuant to stock options that are not presently exercisable.
(10) Includes 404,876 shares held by American Healthcare Fund, 176,813 shares held by American Healthcare Fund II, L.P. and 7,911 shares held by Capital Health Management, the general partner of American Healthcare Fund, L.P., over which Mr. Blume may be deemed to share voting and investment power. Mr. Blume disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 8,250 shares issuable pursuant to presently exercisable stock options. Excludes 8,750 shares issuable pursuant to stock options that are not presently exercisable.
(11) Consists of 8,250 shares issuable pursuant to presently exercisable stock options. Excludes 8,750 shares issuable pursuant to stock options that are not presently exercisable. Mr. de Chazal is a director and President of Morgan Stanley Venture Capital II, Inc., the managing general partner of Morgan Stanley Venture Partners II, L.P. which is the general partner of Morgan Stanley Venture Capital Fund II, L.P., Morgan Stanley Venture Capital Fund II, C.V. and Morgan Stanley Venture Investors, L.P. (collectively the "Morgan Stanley Funds"), which hold 487,219 shares, 121,385 shares and 126,451 shares, respectively. Mr. de Chazal disclaims beneficial ownership of such shares held by the Morgan Stanley Funds.
(12) Includes 542,385 shares held by APA Excelsior IV, L.P., 95,715 shares held by APA Excelsior IV/Offshore, L.P., and 160,998 shares held by APA/Fostin Pennsylvania Venture Capital Fund over which Ms. Effland the may be deemed to share voting and investment power. Ms. Effland disclaims beneficial ownership of such shares except to the extent of her proportionate pecuniary interest therein. Also includes 8,250 shares issuable pursuant to presently exercisable stock options. Excludes 8,750 shares issuable pursuant to stock options that are not presently exercisable.
(13) Includes 23,251 shares issuable pursuant to presently exercisable stock options. Excludes 13,749 shares issuable pursuant to stock options that are not presently exercisable.

(14) Includes 38,189 shares held by Morgan, Holland Fund, L.P. over which Mr. Kania may be deemed to share voting and investment power. Mr. Kania disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein. Includes 8,250 shares issuable pursuant to presently exercisable stock options. Excludes 8,750 shares issuable pursuant to stock options that are not presently exercisable.
(15) Includes 15,750 shares issuable pursuant to presently exercisable stock options. Excludes 8,750 shares issuable pursuant to stock options that are not presently exercisable.
(16) Includes 31,576 shares held by the Trout Family Trust. Also includes 1,917 shares issuable pursuant to presently exercisable stock options. Excludes 13,749 shares issuable pursuant to stock options that are not presently exercisable.
(17) Includes 140,965 shares issuable pursuant to presently exercisable stock options.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Board of Directors is currently fixed at nine members. The Company's Certificate of Incorporation divides the Company's Board of Directors into three classes. The members of each class of directors serve for staggered three-year terms.

  Ms. Janet G. Effland and Messrs. C. William McDaniel and Patrick J. Sullivan are Class I directors whose terms expire at this Annual Meeting of Stockholders. The Board is also composed of (i) three Class II directors (Messrs. Frederick C. Blume, Franklin J. Iris and Edwin M. Kania, Jr.), whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 1998 and (ii) two Class III directors (Messrs. Guy de Chazal and Monroe Trout, M.D.), whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 1999. One directorship in Class III is currently vacant. Any vacancy in the Board of Directors may be filled by the directors or the stockholders pursuant to the Company's Certificate of Incorporation and Amended and Restated Bylaws.

  Three Class I Directors will be elected at this Annual Meeting of Stockholders for a term of three years. The Class I nominees, Ms. Effland and Messrs. McDaniel and Sullivan are each currently serving as Class I Directors of the Company. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for the nominees will be voted FOR the election of all three nominees, to hold office until the Annual Meeting of Stockholders to be held in 2000 or until their respective successors are duly elected and qualified. All three of the nominees have indicated their willingness to serve, if elected; however, if any nominee should be unable or unwilling to serve, the proxies may vote for the election of a substitute nominee designated by the Board of Directors.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                    A VOTE "FOR" THE NOMINEES LISTED BELOW.

  The following table sets forth for each nominee to be elected at the Annual Meeting and for each director whose term of office will extend beyond the Annual Meeting, the year each such nominee or director was first elected a director, the positions currently held by each nominee or director with the Company, the year each nominee's or director's term will expire and the class of director of each nominee or director:

NOMINEE'S OR DIRECTOR'S
     NAME AND YEAR
  NOMINEE OR DIRECTOR         POSITION(S) HELD       YEAR TERM
FIRST BECAME A DIRECTOR       WITH THE COMPANY      WILL EXPIRE CLASS OF DIRECTOR
-----------------------  -------------------------- ----------- -----------------
NOMINEES:
Janet G. Effland
 (1995)                  Director                      1997              I
C. William McDaniel
 (1987)                  Director                      1997              I
Patrick J. Sullivan      President, Chief Executive    1997              I
 (1994)                   Officer and Director
CONTINUING DIRECTORS:
Frederick R. Blume
 (1989)                  Director                      1998             II
Franklin J. Iris
 (1989)                  Director                      1998             II
Edwin M. Kania, Jr.
 (1989)                  Director                      1998             II
Guy de Chazal (1995)     Director                      1999            III
Monroe Trout, M.D.
 (1993)                  Director                      1999            III

                OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth for each Class I nominee to be elected at the Annual Meeting, the current Class II Directors and Class III Directors who will continue to serve as directors beyond the Annual Meeting, and the executive officers of the Company, their ages and present positions with the Company as of the date of the Annual Meeting:

          NAME            AGE POSITION
          ----            --- --------
Patrick J. Sullivan.....   45 President, Chief Executive Officer and Director
Joseph W. Kelly.........   52 Vice President, Finance, Chief Financial Officer,
                               Treasurer and Secretary
Daniel J. Levangie......   46 Vice President of Sales
Ted S. Geiselman........   41 Vice President of Engineering and Operations
Michael F. Adams........   40 Vice President of Regulatory Affairs
David J. Zahniser,
 Ph.D...................   45 Vice President of Scientific Affairs
Victoria S. Robinson....   39 Vice President of Service Operations
Robert J. Silverman.....   37 Vice President of Marketing
James Linder, M.D.......   42 Medical Director
Frederick R. Blume(1)...   54 Director
Guy de Chazal(2)........   49 Director
Janet G. Effland(1).....   48 Director
Franklin J. Iris(2).....   66 Director
Edwin M. Kania, Jr......   39 Director
C. William McDaniel(2)..   56 Director
Monroe Trout, M.D.(1)...   65 Director

--------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

DIRECTORS TO BE ELECTED AT THE ANNUAL MEETING

  Janet G. Effland became a director of the Company in 1995. Since 1988, Ms. Effland has served as a Vice President of Patricof & Co. Ventures, Inc., a venture capital firm. Prior to joining Patricof & Co. Ventures, Inc., Ms. Effland was the Managing Director of a portfolio of United States investments for CIN Investment Company. While with CIN Investment Company, she was President and Chief Executive Officer of a portfolio company which provides software for inventory control and warehouse management. Ms. Effland is a member of the Boards of Directors of Urologix, Inc. and several privately-held companies.

  C. William McDaniel became a director of the Company in April 1987 and served as a consultant to the Company from March 1995 to February 1997. Mr. McDaniel served as a consultant to and a director of CP Ventures, Inc., a venture capital firm, from April 1995 to April 1996 and June 1996, respectively. From 1987 to March 1995, Mr. McDaniel was the President and a director of CP Ventures, Inc. He is a director of Natural MicroSystems Corp., a corporation with core enabling technology products for the call processing and mixed media market.

  Patrick J. Sullivan has served as President and Chief Executive Officer and as a director of the Company since March 1994. From January 1991 to March 1994, Mr. Sullivan served as Vice President of Sales and Marketing. Prior to joining the Company, Mr. Sullivan was employed in several marketing positions for five years by Abbott Laboratories, a diversified health care company. Prior to that, Mr. Sullivan was a consultant with McKinsey and Company, an international management consulting firm. Mr. Sullivan is a graduate of the United States Naval Academy and received an M.B.A. from Harvard University.

DIRECTORS WHOSE TERMS EXTEND BEYOND THE MEETING

  Frederick R. Blume became a director of the Company in 1989. Since 1985, Mr. Blume has been a General Partner of Capital Health Management and Capital Health Venture Partners, venture capital firms which manage American Healthcare Fund and American Healthcare Fund II, L.P., respectively. Prior to founding Capital Health Venture Partners, Mr. Blume served as a Managing Director of PaineWebber Incorporated and as a Vice President of Kidder, Peabody & Co., Incorporated. He is also a part-time member of the faculty of the Carroll School of Management of Boston College and serves as a director of US Servis, Inc., a health provider management service company, and Washington National Corporation, an insurance company.

  Guy de Chazal became a director of the Company in 1995. Mr. de Chazal is a Managing Director of Morgan Stanley & Co., Incorporated ("Morgan Stanley"), a director and President of Morgan Stanley Venture Capital II, Inc., which is the managing general partner of Morgan Stanley Venture Partners II, L.P., the general partner of Morgan Stanley Venture Investors, L.P., Morgan Stanley Venture Capital Fund II, L.P. and Morgan Stanley Venture Capital Fund II, C.V., and is a general partner of Morgan Stanley Venture Partners II, L.P. He joined Morgan Stanley, an investment banking firm, in 1986. Prior to joining Morgan Stanley, Mr. de Chazal was a Vice President of Citicorp Venture Capital from 1981 through 1985. From 1976 to 1981, he was a consultant with McKinsey & Co. He is also a director of PageMart Inc., PageMart Wireless, Inc., and several private companies.

  Franklin J. Iris became a director of the Company in 1989. Since 1986, Mr. Iris has served as the President of Iris and Associates, a firm providing investment consulting services for venture capital and emerging growth companies in the medical industry. He serves on the board of a number of privately-held health care companies and institutions and also on the board of a publicly-held company, Photon Technology International, Inc. Mr. Iris was formerly a senior executive at Becton Dickinson and Company where, at various times, he served as Group President, President of the Clay Adams Division and Corporate Controller.

  Edwin M. Kania, Jr. became a director of the Company in 1989. Since 1985, Mr. Kania has been a Special Limited Partner of Morgan, Holland Partners, L.P., which is the General Partner of Morgan, Holland Fund, L.P., a venture capital fund. Mr. Kania also serves as a General Partner of Morgan, Holland Fund II, L.P., a venture fund organized in 1988, and as Managing General Partner of OneLiberty Fund III, L.P., a venture fund organized in 1995. Mr. Kania is a director of Anesta Corp., a pharmaceutical company, and PerSeptive Biosystems, Inc., a supplier to the pharmaceutical and biotechnology industries.

  Monroe E. Trout, M.D., became a director of the Company in 1993. Following his retirement from American Healthcare Systems ("AmHS"), a major national consortium of more than 1,000 hospitals, in January 1995, Dr. Trout was named Chairman Emeritus of AmHS. Prior to his retirement, from 1986 to January 1995, Dr. Trout held various positions with AmHS, including Chairman, Chief Executive Officer and President. Prior to his employment at AmHS, Dr. Trout was a senior vice president and a member of the Board of Directors of Sterling Drug, Inc. Dr. Trout serves as a director of Baxter International, Inc., The West Company, Incorporated and SAIC.

EXECUTIVE OFFICERS

  Joseph W. Kelly joined the Company in November 1995 as Vice President, Chief Financial Officer, Treasurer and Secretary. From 1984 through March 1995, Mr. Kelly held a variety of positions including Chairman, Chief Executive Officer and Chief Financial Officer of Crop Genetics International, a publicly held biotechnology company. From 1966 to 1983, Mr. Kelly held various positions, including Partner, with Deloitte Haskins & Sells (now Deloitte & Touche), an international consulting and accounting firm. Mr. Kelly is a Certified Public Accountant and received his B.B.A. from Niagara University.

  Daniel J. Levangie joined the Company in June 1992 as Director of Sales, North America. From March 1994 to October 1996, Mr. Levangie served as Vice President of Sales and Marketing and since October 1996, has served as Vice President of Sales. Prior to joining the Company, Mr. Levangie held a variety of sales and marketing positions with Abbott Laboratories, a diversified health care company, from 1975 through 1992. Mr. Levangie received a B.S. degree in Pharmacy from the College of Pharmacy & Allied Health Sciences of Northeastern University.

  Ted S. Geiselman joined the Company in October 1993 as Vice President of Engineering. In April 1994, Mr. Geiselman assumed responsibility for manufacturing operations. Mr. Geiselman was the Director of Instrument Systems/Technology Management at Baxter Diagnostics, a medical diagnostic company, from March 1991 through October 1993. Mr. Geiselman received a B.S. in Mechanical Engineering from Pennsylvania State University.

  Michael F. Adams joined the Company as Vice President of Regulatory Affairs in November 1994. Mr. Adams held a variety of positions for the USCI Division of C.R. Bard, a medical device manufacturer, from February 1991 through November 1994, most recently as Vice President, Regulatory Affairs-Interventional Cardiology. From 1986 to 1991, Mr. Adams was the Manager, Regulatory Affairs and Quality Assurance for the Sterimatics Division of Millipore Corporation, a biotechnology company. Mr. Adams is a Certified Regulatory Affairs Professional and holds a B.S. degree in Applied Chemistry from the University of Massachusetts-Lowell.

  David J. Zahniser, Ph.D., joined the Company in February 1989 as Scientific Director. In April 1993 he was appointed Vice President of Scientific Affairs. Prior to joining the Company, Dr. Zahniser was Associate

Director of the Image Analysis Laboratory at Tufts University Medical Center, from 1980 through 1989. Dr. Zahniser's research centered around the management and development of biomedical image analysis techniques. Dr. Zahniser has published over 50 articles covering cytology preparation and image analysis. Dr. Zahniser received a Ph.D. in Biophysics at the University of Nijmegan in the Netherlands. His thesis topic was "The Development of a Fully Automatic System for the Prescreening of Cervical Smears: BioPEPR." This work involved both improved preparation technology and computer imaging. Dr. Zahniser received a B.S. and an M.S. in Physics from the Massachusetts Institute of Technology.

  Victoria S. Robinson joined the Company in May 1996 as Vice President of Service Operations. Prior to joining the Company, Ms. Robinson served as Vice President of Business Development for Occupational Health and Rehabilitation Inc., a health care company from September 1994 to May 1996. Prior to that, she served as Director of Marketing and Operations of Cytyc from June 1991 to March 1994. Ms. Robinson received a B.S. from University of Texas and an M.B.A. from Harvard University.

  Robert J. Silverman joined the Company in October 1996 as Vice President of Marketing. Prior to joining the Company, Mr. Silverman served as Vice President of Marketing for Pasteur-Marieux-Connaught, Inc., a pharmaceutical company, from August 1994 until September 1996. From May 1988 to July 1994, he held a variety of positions for the Pharmaceutical Products Division of Abbott Laboratories, most recently as Director, New Product Development. Mr. Silverman has also been a consultant with Bain and Company, Inc., and a sales representative for the Upjohn Company. Mr. Silverman is a graduate of the University of Michigan College of Pharmacy, and received an M.B.A. from Northwestern University.

  James Linder, M.D., joined the Company as Medical Director in March 1996 and has served as a consultant to the Company from December 1995 to the present. Since 1995, Dr. Linder has served as Associate Dean at the University of Nebraska College of Medicine. From 1990 to 1995, Dr. Linder was a Professor and Vice-Chair of the Department of Pathology at the University of Nebraska and from 1983 to 1992, he served as the University's Director of Cytopathology. He has published over 100 scientific articles and is the author of two textbooks. He serves on the editorial boards of seven scientific journals and is a member of the Board of Directors of the American Society of Clinical Pathologists. Dr. Linder received his M.D. from the University of Nebraska Medical Center and completed his post-degree training in Pathology at Duke University Medical Center and the University of Nebraska Medical Center.

             MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The Board of Directors met seven times during the fiscal year ended December 31, 1996. The Board of Directors has a standing Audit Committee and a standing Compensation Committee. The Audit Committee, which oversees the accounting, financial functions and regulatory affairs of the Company, met five times during 1996. Messrs. de Chazal, Iris and McDaniel are the current members of the Audit Committee. The Compensation Committee of the Company, which determines the compensation of the Company's senior management and administers the Company's stock plans, met five times during 1996. Mr. Blume, Ms. Effland and Dr. Trout are the current members of the Compensation Committee. The Board of Directors does not currently have a standing Nominating Committee. During the year ended December 31, 1996, each of the Company's directors attended at least 75 percent of the total number of meetings of the Board of Directors and all committees of the Board of Directors on which he or she served.

     COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION SUMMARY

  The following table sets forth the annual and long-term compensation of the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers") for fiscal years ended December 31, 1996, 1995 and 1994.

                          SUMMARY COMPENSATION TABLE

                                                        LONG TERM
                                                      COMPENSATION
                                         ANNUAL
                                      COMPENSATION      AWARDS(1)
                                   ------------------ -------------
                                                       SECURITIES
                                                       UNDERLYING
                                                         OPTIONS     ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR SALARY($) BONUS($) (# OF SHARES) COMPENSATION
---------------------------   ---- --------- -------- ------------- ------------
Patrick J. Sullivan.......... 1996 $157,500  $80,000      40,000
 President and Chief
  Executive Officer           1995  150,000   45,000     158,276          --
                              1994  143,383   35,000     327,000          --
Joseph W. Kelly(2)........... 1996  140,000   50,000      30,000
 Vice President, Chief        1995   22,975   20,000     195,000       25,000(3)
 Financial Officer, Treasurer
 and Secretary
Daniel J. Levangie........... 1996  137,900   40,000      30,000
 Vice President of Sales      1995  125,000   30,000      93,545          --
                              1994  121,281   27,000      63,500          --

Ted S. Geiselman............. 1996  127,500   50,000      30,000
 Vice President of
 Engineering and              1995  120,000   20,000      43,910          --
 Operations                   1994  116,666   27,000      82,000          --

Michael F. Adams(4).......... 1996  113,750   30,000      60,000          --
 Vice President of Regulatory
 Affairs                      1995  110,000   15,000           0          --
                              1994   14,666    5,000      20,000

--------
(1) The Company did not grant any restricted stock awards or stock appreciation rights or make any long term incentive plan payouts during the fiscal years ended December 31, 1996, 1995 and 1994.
(2) Mr. Kelly commenced employment with the Company in November 1995.
(3) Represents payment made by the Company for reimbursement of moving and relocation expenses.
(4) Mr. Adams commenced employment with the Company in November 1994.

OPTIONS GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information concerning grants of stock options pursuant to the Company's 1995 Stock Plan to the Named Executive Officers during the fiscal year ended December 31, 1996.

                                       INDIVIDUAL GRANTS
                          --------------------------------------------
                                                                        POTENTIAL REALIZABLE
                          NUMBER OF                                    VALUE AT ASSUMED ANNUAL
                          SECURITIES  PERCENT OF   EXERCISE                RATES OF STOCK
                          UNDERLYING TOTAL OPTIONS    OR                 PRICE APPRECIATION
                            OPTION    GRANTED TO     BASE                FOR OPTION TERM(4)
                           GRANTED   EMPLOYEES IN  PRICE(3) EXPIRATION -----------------------
  NAME                       (#)      FISCAL YEAR   ($/SH)     DATE      5%($)       10%($)
  ----                    ---------- ------------- -------- ---------- -----------------------
Patrick J. Sullivan(1)..    40,000       7.65%      $27.00   12/31/06  $  679,206 $  1,721,242
Joseph W. Kelly(1)......    30,000       5.74        27.00   12/31/06     509,405    1,290,931
Daniel J. Levangie(1)...    30,000       5.74        27.00   12/31/06     509,405    1,290,931
Ted S. Geiselman(1).....    30,000       5.74        27.00   12/31/06     509,405    1,290,931
Michael F. Adams(2).....    50,000       9.57        22.13    5/01/06     695,872    1,763,476
                            10,000       1.91        13.38    9/11/06      84,146      213,243

--------
(1) The options, which were granted under the Company's 1995 Plan, become exercisable over a four year period, at a rate of 2.084% per month, until such options are exercisable in full. Options are subject to the employee's continued employment.
(2) The options, which were granted under the Company's 1995 Plan, became exercisable over a five year period, at a rate of 20% per year. Options are subject to the employee's continued employment.
(3) The exercise price per share of each option was determined by the Board of Directors to be equal to the fair market value per share of Common Stock on the date of grant.
(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are not intended to forecast future appreciation of the Company's stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. This table does not take into account any appreciation in the price of the Common Stock since the date of grant.

AGGREGATE OPTION EXERCISES AND YEAR-END VALUES

  The following table sets forth certain information with respect to options to purchase the Company's Common Stock granted to the Named Executive Officers, including (i) the number of shares of Common Stock purchased upon exercise of options in the fiscal year ended December 31, 1996; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at December 31, 1996; and (iv) the value of unexercised options at with exercise prices equal to or less than the market value of the Common Stock at December 31, 1996 ("In-the-Money").


                                                        NUMBER OF SECURITIES
                                                             UNDERLYING           VALUE OF UNEXERCISED,
                                                             UNEXERCISED              IN-THE-MONEY
                                                             OPTIONS AT                OPTIONS AT
                            SHARES                        DECEMBER 31, 1996     DECEMBER 31, 1996 ($)(2)
                         ACQUIRED ON       VALUE      ------------------------- -------------------------
          NAME           EXERCISE (#) REALIZED ($)(1) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          ----           ------------ --------------- ------------------------- -------------------------
Patrick J. Sullivan.....   197,456      $2,757,311              0       372,820           0 $   8,290,227
Joseph W. Kelly.........    39,000         477,750              0       186,000           0     3,607,500
Daniel J. Levangie......    50,000       1,108,128          7,547       147,545 $   185,451     2,918,823
Ted S. Geiselman........    53,582         963,494              0       122,328           0     2,295,647
Michael F. Adams........     8,000         172,000              0        72,000           0       597,200

--------
(1) Amounts calculated by subtracting the aggregate exercise price of the options from the market value of the underlying Common Stock on the date of exercise.
(2) Amounts calculated by subtracting the exercise price of the options from the market value of the underlying Common Stock using the average of the closing bid and ask price on the Nasdaq National Market of $25.625 per share of Common Stock on December 31, 1996 and do not reflect amounts that may be actually received by the Named Executive Officer upon exercise of options.

  All of the stock options set forth in the table above become fully vested and immediately exercisable upon a consolidation, merger or sale of substantially all of the assets of the Company.

STOCK PLANS

  1995 Stock Plan. The Company's 1995 Stock Plan (the "1995 Plan") was adopted by the Board of Directors and approved by the Company's stockholders in December 1995. The 1995 Plan provides for the issuance of Common Stock pursuant to the grant to employees of "incentive stock options" ("ISOs") within the meaning of the Internal Revenue Code of 1986, as amended, (the "Code") and the grant of non-qualified stock options ("NQSOs"), stock awards or opportunities to make direct purchases of stock in the Company to employees, consultants, directors and officers of the Company. The aggregate number of shares of Common Stock which may be issued pursuant to the 1995 Plan is 1,000,000 plus, effective as of the first trading day of each calendar year beginning in 1997, the excess, if any, of (i) the number of shares equal to five percent of the total number of shares of Common Stock issued and outstanding as of the close of business on December 31 of the preceding year or then reserved for issuance upon the exercise or conversion of outstanding options, warrants or convertible securities, over (ii) the number of shares then remaining reserved and available for grant under the 1995 Plan, subject to certain adjustments, provided, however, that in no event shall more than 2,000,000 shares of Common Stock be issued pursuant to incentive stock options under the 1995 Plan.

  The 1995 Plan is administered by the Compensation Committee of the Board of Directors, which currently consists of three outside directors. Subject to the provisions of the 1995 Plan, the Compensation Committee has the authority to select the optionees and determine the terms of the options granted, including: (i) the number of shares subject to each option, (ii) when the option becomes exercisable, (iii) the exercise price of the option (which in the case of an incentive stock option cannot be less than the market price of the Common Stock as of the date of grant), (iv) the duration of the option and (v) the time, manner and form of payment upon exercise of an option. An option is not transferable by the optionholder except by will or by the laws of descent and distribution. Generally, no incentive stock option may be exercised more than three months following termination of employment. However, in the event that termination is due to death or disability, the option is exercisable for a maximum of 180 days after such termination. As of December 31, 1996, 470,850 options are outstanding under the 1995 Plan.

  1995 Employee Stock Purchase Plan. The Company's 1995 Employee Stock Purchase Plan ("the 1995 Purchase Plan") was adopted by the Board of Directors and approved by the Company's stockholders in December 1995. The 1995 Purchase Plan provides for the issuance of a maximum of 140,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees.

  The 1995 Purchase Plan is administered by the Compensation Committee of the Board of Directors. All employees of the Company, except employees who own five percent or more of the Company's stock, whose customary employment is 20 hours or more per week and who were employed by the Company as of December 31, 1995 or who have completed at least 90 days of employment are eligible to participate in the 1995 Purchase Plan. Employees who, immediately after the option was granted, would be treated as owning five percent or more of the Company's Common Stock and directors who are not employees of the Company may not participate in the 1995 Purchase Plan. To participate in the 1995 Purchase Plan, an employee must authorize the Company to deduct an amount (not less than one percent nor more than ten percent of a participant's total cash compensation) from his or her pay during six-month periods commencing on January 1 and July 1 of each year (each a "Payment Period"), but in no case shall an employee be entitled to purchase more than 300 shares in any Payment Period. The exercise price for the option for each Payment Period is 85% of the lesser of the average market price of the Common Stock on the first or last business day of the Payment Period. If an employee is not a participant on the last day of the Payment Period, such employee is not entitled to shares pursuant to the 1995 Purchase Plan, and the amount of his or her accumulated payroll deductions will be refunded. An employee's rights under the 1995 Purchase Plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. As of December 31, 1996, 6,022 shares of Common Stock have been issued under the 1995 Purchase Plan.

  1995 Non-Employee Director Stock Option Plan. The Company's 1995 Non-Employee Director Stock Option Plan (the "1995 Director Option Plan") was adopted by the Board of Directors and approved by the Company's stockholders in December 1995. The 1995 Director Option Plan, administered by the Compensation Committee of the Board of Directors, provides for the grant of options to purchase a maximum of 250,000 shares of Common Stock of the Company to non-employee directors of the Company.

  Under the 1995 Director Option Plan, each director who is not an employee or officer of the Company who serves on the Board on January 1, 1996 or is first elected to the Board on or after January 1, 1996, receives an automatic one time initial grant of an option vesting over three years to purchase 15,000 shares of Common Stock ("Initial Grant"); and each director who is not an employee or officer of the Company and who has only expired options outstanding on January 1 receives an automatic grant of an option vesting over three years to purchase an additional 15,000 shares of Common Stock on January 1 ("Recurring Grant"). All options granted under the 1995 Director Option Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant and become exercisable in twelve equal installments of 1,250 shares of Common Stock on the last day of each calendar quarter, provided that the director has continuously served as a member of the Board through such date. Options may not be assigned or transferred except by will or by the laws of descent and distribution or pursuant to a domestic relations order and are exercisable to the extent vested only while the optionee is serving as a director of the Company or within 90 days after the optionee ceases to serve as a director of the Company (except that if a director dies or becomes disabled while he or she is serving as a director of the Company, the option automatically becomes fully vested and is exercisable until the scheduled expiration date of the option). In January 1996, the Company granted options to purchase an aggregate of 105,000 shares of Common Stock to seven non-employee directors under the 1995 Director Option Plan at an exercise price of $16.00 per share. Other than as described above, no options have been granted to date under the 1995 Director Option Plan.

  1989 Stock Plan. The Company's 1989 Stock Plan (the "1989 Plan") was adopted by the Board of Directors and by the Company's stockholders in July 1989. The 1989 Plan is administered by the Compensation Committee of the Board of Directors, and provides for the accelerated vesting of options if the Company is to be consolidated with or acquired by another entity in a merger or sale of all or substantially all of the Company's assets. As of December 31, 1996, 1,133,676 options were outstanding under the 1989 Plan. The Board of Directors voted that no further options be granted under the 1989 Plan after the closing of the Company's initial public offering.

  1988 Stock Option Plan. The Company's 1988 Stock Option Plan (the "1988 Plan") was adopted by the Board of Directors and by the Company's stockholders in August 1988. On July 6, 1989, the Board terminated granting further options under the 1988 Plan. There are no options outstanding under the 1988 Plan. The authorized shares thereunder were aggregated with the authorized shares under the 1989 Plan.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  THE FOLLOWING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS GRANTED UNDER THE 1995 PLAN, THE 1995 PURCHASE PLAN, THE 1995 DIRECTOR OPTION PLAN, THE 1989 PLAN AND THE 1988 PLAN AND AWARDS AND PURCHASES GRANTED UNDER THE 1995 PLAN IS BASED UPON THE PROVISIONS OF THE CODE AS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT, CURRENT REGULATIONS, AND EXISTING ADMINISTRATIVE RULINGS OF THE INTERNAL REVENUE SERVICE. IT IS NOT INTENDED TO BE A COMPLETE DISCUSSION OF ALL OF THE FEDERAL INCOME TAX CONSEQUENCES OF THESE PLANS OR OF THE REQUIREMENTS THAT MUST BE MET IN ORDER TO QUALIFY FOR THE DESCRIBED TAX TREATMENT.

  The following general rules are applicable under current United States federal income tax law to ISOs granted under the 1995 Plan, the 1989 Plan and the 1988 Plan:

  1. In general, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the ISO, and no federal income tax deduction is allowed to the Company upon either the grant or exercise of an ISO.

  2. If shares acquired upon exercise of an ISO are not disposed of within (i) two years from the date the ISO was granted or (ii) one year after the date the shares are issued to the optionee pursuant to the ISO exercise (the "Holding Periods"), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionee.

  3. If shares acquired upon exercise of an ISO are disposed of on or before the expiration of one or both of the requisite Holding Periods (a "Disqualifying Disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition, will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

  4. In any year that an optionee recognizes ordinary income on a Disqualifying Disposition of stock acquired by exercising an ISO, the Company generally should be entitled to a corresponding deduction for federal income tax purposes.

  5. The difference between the amount realized by the optionee as the result of a Disqualifying Disposition and the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will be treated as capital gain or loss.

  6. Capital gain or loss recognized by an optionee on a disposition of shares will be long-term capital gain or loss if the optionee's holding period for the shares exceeds one year.

  7. An optionee may be entitled to exercise an ISO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price, if the optionee's ISO agreement so provides. If an optionee exercises an ISO in such fashion, special rules will apply.

  8. In addition to the tax consequences described above, the exercise of ISOs may result in a further "alternative minimum tax" under the Code. The Code provides that an "alternative minimum tax" (at a maximum rate of 28%) will be applied against a taxable base which is equal to "alternative minimum taxable income," reduced by a statutory exemption. In general, the amount by which the value of the Common Stock received upon exercise of the ISO exceeds the exercise price is included in the optionee's alternative minimum taxable income. A taxpayer is required to pay the higher of his regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

  9. Special rules apply if the Common Stock acquired through the exercise of an ISO is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

  The following general rules are applicable under current U.S. federal income tax law to NQSOs under the 1995 Plan, the 1995 Director Option Plan, the 1989 Plan and the 1988 Plan:

  1. The optionee generally does not recognize any taxable income upon the grant of a NQSO, and the Company is not allowed a federal income tax deduction by reason of such grant.

  2. The optionee generally will recognize ordinary income at the time of exercise of the NQSO in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Company may be required to withhold income tax on this amount.

  3. When the optionee sells the shares acquired through the exercise of a NQSO, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the stock (generally, the exercise price plus the amount taxed to the optionee as ordinary income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

  4. The Company generally should be entitled to a federal income tax deduction when ordinary income is recognized by the optionee.

  5. An optionee may be entitled to exercise a NQSO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price. If an optionee exercises a NQSO in such fashion, special rules will apply.

  6. Special rules apply if the Common Stock acquired through the exercise of a NQSO is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

  The following general rules are applicable under current federal income tax law to Awards and Purchases under the 1995 Plan:

  Under current U.S. federal income tax law, persons receiving Common Stock under the 1995 Plan pursuant to an award of Common Stock or a grant of an opportunity to purchase Common Stock generally recognize ordinary income equal to the fair market value of the shares received, reduced by any purchase price paid. The Company generally should be entitled to a corresponding federal income tax deduction. When such stock is sold, the seller generally will recognize capital gain or loss. Special rules apply if the stock acquired is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

  The following general rules are currently applicable under current U.S. federal income tax law to options under the 1995 Purchase Plan:

  1. The amounts deducted from an employee's pay under the 1995 Purchase Plan will be included in the employee's compensation subject to federal income tax. In general, no additional income will be realized by the employee either at the time options are granted pursuant to the 1995 Purchase Plan or at the time the employee purchases shares pursuant to the 1995 Purchase Plan.

  2. If the employee disposes of shares of Common Stock purchased pursuant to the 1995 Purchase Plan more than two years after the first business day of the Payment Period in which the employee acquired the shares, then upon such disposition the employee will recognize ordinary income in an amount equal to the lesser of:

    (a) the excess, if any, of the fair market value of the shares on the date of disposition over the amount the employee paid for the shares, or

    (b) the excess of the fair market value of the shares on the first business day of the Payment Period over the option price.

  In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of shares and the employee's tax basis in the shares (i.e., the amount the employee paid for the shares plus the amount, if any, taxed as ordinary income). If the employee's holding period for the shares is more than one year, such gain or loss will be long-term capital gain or loss.

  3. If the employee disposes of shares of Common Stock purchased pursuant to the 1995 Purchase Plan within two years after the first business day of the Payment Period in which the employee acquired the shares, then upon disposition the employee will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the last business day of the Payment Period over the amount the employee paid for the shares.

  In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of shares and the employee's tax basis in the shares (i.e., the amount the employee paid for the shares plus the amount, if any, taxed as ordinary income). If the employee's holding period for the shares is more than one year, such gain or loss will be long-term capital gain or loss.

  4. If the two-year holding period is satisfied, the Company will not receive any deduction for federal income tax purposes with respect to the options or the shares of Common Stock issued upon their exercise. If the two-year holding period is not satisfied, the Company generally will be entitled to a federal income tax deduction in an amount equal to the amount which is considered ordinary income as a result of such disposition.

OPTION INFORMATION

  As of December 31, 1996, the Company had approximately 120 employees and directors with outstanding option grants under the 1995 Plan, the 1995 Director Option Plan, the 1989 Plan and/or the 1988 Plan. The following table sets forth as of December 31, 1996, all options granted pursuant to the 1995 Plan, the 1995 Director Option Plan, the 1989 Plan and 1988 Plan to (i) the Named Executive Officers, (ii) all current executive officers of the Company as a group, (iii) all current directors of the Company who are not executive officers, as a group, and (iv) all employees, including all current officers who are not executive officers, as a group.

                                                                        NO. OF OPTIONS
     NAME                                      TITLE                    GRANTED (#)(1)
     ----                                      -----                    --------------
   Patrick J. Sullivan..... President, Chief Executive Officer and          570,276(2)
                            Director
   Joseph W. Kelly......... Vice President, Finance, Chief Financial        225,000(3)
                             Officer, Treasurer and Secretary
   Daniel J. Levangie...... Vice President of Sales                         205,092(4)
   Ted S. Geiselman........ Vice President of Engineering and               175,910(5)
                            Operations
   Michael F. Adams........ Vice President of Regulatory Affairs             80,000(6)
   Frederick R. Blume...... Director                                         17,000(7)
   Guy de Chazal........... Director                                         17,000(8)
   Janet G. Effland........ Director                                         17,000(9)
   Franklin J. Iris........ Director                                         37,000(10)
   Edwin M. Kania, Jr...... Director                                         17,000(11)
   C. William McDaniel..... Director                                         54,500(12)
   Monroe Trout, M.D. ..... Director                                         27,000(13)
   All current executive officers as a group (9 persons)...............   1,653,824(14)
   All current directors who are not executive officers as a group (7       186,500(15)
    persons)...........................................................
   All employees, including all current officers who are not executive
    officers, as a group...............................................     534,250(16)

--------
(1) The options reflected in the table above generally have a ten year term.
(2) Consists of options to purchase (i) 20,000 shares at an exercise price of $0.50 per share, (ii) 20,000 shares at an exercise price of $0.85 per share, (iii) 5,000 shares at an exercise price of $1.25 per share, (iv) 327,000 options at an exercise price of $0.625 per share, and (v) 158,276 shares at an exercise price of $0.84 per share, each of which become exercisable over a five year period vesting at a rate of 20% per year; and
    (vi) 40,000 shares at an exercise price of $27.00 per share, which become exercisable over a four year period vesting monthly at a rate of 2.084% per month, until such options are exercisable in full.
(3) Consists of options to purchase (i) 195,000 shares at an exercise price of $2.50 per share, which become exercisable over a five year period vesting at a rate of 20% per year; and (ii) 30,000 shares at an exercise price of $27.00 per share, which become exercisable over a four year period vesting monthly at a rate of 2.084% per month, until such options are exercisable in full.
(4) Consists of options to purchase (i) 13,047 shares at an exercise price of $0.85 per share, (ii) 5,000 shares at an exercise price of $1.25 per share, (iii) 5,000 shares at an exercise price of $1.25 per share, (iv) 58,500 shares at an exercise price of $0.625 per share, (v) 93,545 shares at an exercise price of $0.84 per share, each of which become exercisable over a five year period vesting at a rate of 20% per year; and (vi) 30,000 shares at an exercise price of $27.00 per share, which become exercisable over a four year period vesting monthly at a rate of 2.084% per month, until such options are exercisable in full.
(5) Consists of options to purchase (i) 20,000 shares at an exercise price of $1.25 per share, (ii) 82,000 shares at an exercise price of $0.625 per share, (iii) 43,910 shares at an exercise price of $0.84 per share, each of which become exercisable over a five year period vesting at a rate of 20% per year; and (iv) 30,000 shares at an exercise price of $27.00 per share, which become exercisable over a four year period vesting monthly at a rate of 2.084% per month, until such options are exercisable in full.
 (6) Consists of options to purchase (i) 20,000 shares at an exercise price of $0.625 per share, (ii) 50,000 shares at an exercise price of $22.125 per share, and (iii) 10,000 shares at an exercise price of $13.38 per share, each of which become exercisable over a five year period vesting at a rate of 20% per year.
 (7) Consists of options to purchase (i) 15,000 shares at an exercise price of $16.00 per share, which become exercisable in twelve equal installments of 1,250 shares on the last day of each calendar quarter over a three year period; and (ii) 2,000 shares at an exercise price of $15.00 per share, which are immediately exercisable.
 (8) Consists of options to purchase (i) 15,000 shares at an exercise price of $16.00 per share, which become exercisable in twelve equal installments of 1,250 shares on the last day of each calendar quarter over a three year period; and (ii) 2,000 shares at an exercise price of $15.00 per share, which are immediately exercisable.
 (9) Consists of options to purchase (i) 15,000 shares at an exercise price of $16.00 per share, which become exercisable in twelve equal installments of 1,250 shares on the last day of each calendar quarter over a three year period; and (ii) 2,000 shares at an exercise price of $15.00 per share, which are immediately exercisable.
(10) Consists of options to purchase (i) 8,000 shares at an exercise price of $0.50 per share and (ii) 2,000 shares at an exercise price of $0.84 per share, each of which is exercisable over a five year period at a rate of 20% per year; (iii) 5,000 shares at an exercise price of $10.00 per share and (iv) 5,000 at an exercise price of $10.00 per share, each of which is exercisable over a three year period at a rate of 33.33% per year, until such options are exercisable in full; (v) 15,000 shares at an exercise price of $16.00 per share, which become exercisable in twelve equal installments of 1,250 shares on the last day of each calendar quarter over a three year period; and (vi) 2,000 shares at an exercise price of $15.00 per share, which are immediately exercisable.
(11) Consists of options to purchase (i) 15,000 shares at an exercise price of $16.00 per share, which become exercisable in twelve equal installments of 1,250 shares on the last day of each calendar quarter over a three year period; and (ii) 2,000 shares at an exercise price of $15.00 per share, which are immediately exercisable.
(12) Consists of options to purchase (i) 15,000 shares at an exercise price of $16.00 per share, which become exercisable over a two year period vesting quarterly per year; (ii) 15,000 shares at an exercise price of $16.00 per share, which become exercisable in twelve equal installments of 1,250 shares on the last day of each calendar quarter over a three year period; and (iii) 2,000 shares at an exercise price of $15.00 per share, which are immediately exercisable.
(13) Consists of options to purchase (i) 5,000 shares at an exercise price of $0.84 per share and (ii) 5,000 shares at an exercise price of $10.00 per share, each of which is exercisable over a three year period at a rate of 33.33% per year, until such options are exercisable in full; (iii) 15,000 shares at an exercise price of $16.00 per share, which become exercisable in twelve equal installments of 1,250 shares on the last day of each calendar quarter over a three year period; and (iv) 2,000 shares at an exercise price of $15.00 per share, which are immediately exercisable.
(14) Includes options to purchase 396,348 shares, which shares have been exercised at various times and at various exercise prices in 1996.
(15) Includes options to purchase an aggregate 105,000 shares of Common Stock which have been granted to the non-employee directors under the 1995 Director Option Plan.
(16) Includes options to purchase 472,900 shares granted under the 1995 Plan, of which no shares have been exercised; options to purchase 1,966,614 shares granted under the 1989 Plan, of which 500,188 shares have been exercised; and options to purchase 69,110 shares granted under the 1988 Plan, of which 43,600 shares have been exercised.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Pursuant to authority delegated by the Board of Directors, the Compensation Committee is responsible for the policy and administration of compensation of the Company's executive officers. The Compensation Committee is also responsible for the administration of the Company's stock ownership plans under which option grants and direct stock issuances may be made to executive officers of the Company. The Compensation Committee is comprised of Mr. Blume, Ms. Effland and Dr. Trout, none of whom is an employee of the Company. This report addresses the compensation policies for fiscal year 1996 as they applied to Mr. Sullivan, in his capacity as President and Chief Executive Officer of the Company, and other executive officers of the Company.

  Overview and Philosophy. The Company uses its compensation program to achieve the following objectives:

  . To provide compensation that attracts, motivates and retains the talented, high caliber executive officers and employees to achieve the Company's strategic objectives, as determined by the Board of Directors.

  . To align the interest of executive officers with the success of the Company.

  . To align the interest of executive officers with stockholders by including long-term equity incentives.

  . To increase the long-term profitability of the Company and, accordingly, increase stockholder value.

  Compensation under the executive compensation program is comprised of cash compensation in the form of base salary, annual cash incentive bonuses, and long-term incentive awards in the form of stock option grants. It is the Compensation Committee's objective to have a portion of each executive officer's cash compensation contingent upon the achievement of specific predetermined corporate objectives as well as upon each executive officer's own level of performance. In addition, the compensation program is comprised of various benefits, including medical and insurance plans, the Company's 401(k) Plan, the 1995 Stock Plan and the 1995 Employee Stock Purchase Plan, which plans are generally available to all employees of the Company.

  The principal factors which the Compensation Committee considered with respect to each executive officer's compensation package for fiscal year 1996 are summarized below. The Compensation Committee may, however, in its discretion apply different or additional factors in making decisions with respect to executive compensation in future years.

  Base Salary. Compensation levels for each of the Company's executive officers, including the Chief Executive Officer, are generally set within the range of salaries that the Compensation Committee believes are paid to executive officers with comparable qualifications, experience and responsibilities at similar companies. In setting compensation levels, the Compensation Committee takes into account such factors as (i) the Company's past performance and future expectations, (ii) individual performance and experience and (iii) past salary levels. The Compensation Committee does not assign relative weights or rankings to these factors, but instead makes a determination based upon the consideration of all of these factors as well as the progress made with respect to the Company's long-term goals and strategies. Generally, salary decisions for the Company's executive officers are made near the end of each calendar year.

  Fiscal 1996 base salaries were determined by the Compensation Committee after considering the base salary level of the executive officers in prior years, and taking into account for each executive officer the amount of base salary as a component of total compensation. Base salary, while reviewed annually, is only adjusted as deemed necessary by the Compensation Committee in determining total compensation to each executive officer. Base salary levels for each of the Company's executive officers, other than the Chief Executive Officer, were also based in part upon evaluations and recommendations made by the Chief Executive Officer.

  Bonus and Commission Compensation. Bonus compensation for executives is based on the Company's achievement of predetermined corporate objectives for the executive's business unit and individual performance, and on a comparison of the executive's actual performance against his performance objectives. Bonuses are awarded on an annual basis.

  Long Term Incentive Compensation. The Compensation Committee believes that stock option participation aligns executive officers' interests with those of the stockholders. In addition, the Compensation Committee believes that equity ownership by executive officers helps to balance the short term focus of annual incentive compensation with a longer term view and may help to retain key executive officers. Long-term incentive compensation, in the form of stock options, allows the executive officers to share in any appreciation in the value of the Company's Common Stock. The Committee generally grants options that become exercisable over a four or five-year period as a means of encouraging executives to remain with the Company and promote its success. In fiscal 1996, the Compensation Committee only awarded executives of the Company stock options with exercise prices equal to the market price of the Common Stock on the date of grant. As a result, executives will benefit from these stock option grants only to the extent that the price of the Company's Common Stock increases and the Company's stockholders have also benefited.

  When establishing stock option grant levels, the Compensation Committee considers general corporate performance, the Chief Executive Officer's recommendations, level of seniority and experience, existing levels of stock ownership, previous grants of stock options, vesting schedules of outstanding options and the current stock price.

  It is the standard policy of the Company to grant an initial stock option grant to all executive officers at the time they commence employment consistent with the number of options granted to executive officers within and without the industry at similar levels of seniority. In addition, the Compensation Committee may from time-to-time make performance-based grants as it deems appropriate. In making such performance-based grants, the Compensation Committee considers individual contributions to the Company's financial, operational and strategic objectives.

  Other Benefits. The Company also has various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. The Company offers a stock purchase plan, under which employees may purchase Common Stock at a discount, and a 401(k) plan, which allows employees to invest in a wide array of funds on a pre-tax basis. The Company also maintains insurance and other benefit plans for its employees, including executive officers of the Company.

  Chief Executive Officer Compensation. In fiscal year 1996, the Company's President and Chief Executive Officer, Patrick J. Sullivan, received a base salary of $157,500, which represents an increase of $7,500 or 5% over his 1995 base salary. The base salary is believed by the Committee to be consistent with the range of salary levels received by executives in a similar capacity in companies of comparable size and stage of development. Mr. Sullivan received bonus compensation of $80,000, which was determined based on corporate performance and the achievement of various milestones in the Company's growth and development over the year. In addition, in December 1996, Mr. Sullivan was granted an additional 40,000 stock options under the 1995 Plan in recognition of the Company's achievements under his leadership.

  Tax Deductibility of Executive Compensation. Section 162(m) of the Code limits the tax deduction to the Company to $1 million for compensation paid to any of the Named Executive Officers unless certain requirements are met. The Compensation Committee has considered these requirements and the regulations. It is the Compensation Committee's present intention that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation be deductible for United States federal income tax purposes. The Compensation Committee believes that any compensation deductions attributable to options granted under the 1995 Plan currently qualify for an exception to the requirements of Section 162(m).

                                          Respectfully Submitted by the
                                           Compensation Committee:

                                          Frederick R. Blume
                                          Janet G. Effland
                                          Monroe Trout, M.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Compensation Committee consists of Ms. Effland, Mr. Blume, and Dr. Trout. Mr. Blume is a General Partner of Capital Health Management and Capital Health Venture Partners, which manage American Healthcare Fund and American Healthcare Fund II, L.P., stockholders of the Company, respectively. Ms. Effland is a Vice President of Patricof & Co. Ventures, Inc., a firm affiliated with certain principal stockholders of the Company.

COMPENSATION OF DIRECTORS

  Non-employee directors receive a fee of $1,000 for each meeting of the Board, $500 for each committee meeting that they attend in person and are reimbursed for their reasonable out-of-pocket expenses incurred in attending such meetings. No director who is an employee of the Company will receive separate compensation for services rendered as a director. Non-employee directors are also eligible for participation in the Company's 1995 Director Option Plan.

                            STOCK PERFORMANCE GRAPH

  The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock during the period from the Company's initial public offering through December 31, 1996, with the cumulative total return of the Nasdaq Market Value Index ("Nasdaq Index") and the Laboratory Analytical Instruments (SIC Code 3826) Index ("SIC Code 3826 Index"). The comparison assumes $100 was invested on March 8, 1996 in the Company's Common Stock and in each of the foregoing indices and assumes any dividends were reinvested.

                  COMPARISON OF CUMULATIVE TOTAL RETURN(1)(2)


                                    MARCH 8, 1996        DECEMBER 31, 1996
Cytyc Corporation                      $100.00                $169.00
NASDAQ Index                           $100.00                $122.00
SIC Code 3826 Index                    $100.00                $105.00

--------
(1) Prior to March 8, 1996 the Company's Common Stock was not publicly traded. Comparative data is provided only for the period since that date. This graph is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
(2) The stock price information shown on the graph is not necessarily indicative of future price performance. Information used on the graph was obtained from Research Data, San Francisco, California, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company entered into a two year management consulting agreement with C. William McDaniel, a director of the Company, commencing March 1, 1995 and terminating February 28, 1997. Under the consulting agreement, Mr. McDaniel agreed to perform consulting and advisory services as reasonably requested from time to time by the Board of Directors. Mr. McDaniel has provided consulting and advisory services relating to a wide range of issues, including financing, regulatory and strategic issues. Under the terms of the agreement, Mr. McDaniel received cash compensation of $8,333.33 per month, and was granted non-qualified stock options to purchase up to 37,500 shares of the Company's Common Stock at the price of $0.625 per share under the Company's 1989 Plan. The options vested at a rate of 4,687.50 shares per calendar quarter.

  On February 25, 1997, the Company advanced an aggregate of $85,000 to Robert
J. Silverman, Vice President of Marketing of the Company, and his spouse, which is evidenced by a promissory note. The loan carries an 8% interest rate and must be repaid in full on the earlier of the sale of a house located in Chester, New Jersey or February 25, 1998. The entire principal amount of $85,000 and accrued interest are currently outstanding under the promissory note.

                                  PROPOSAL 2

          AMENDMENT OF THE CORPORATION'S CERTIFICATE OF INCORPORATION

  By a Board of Directors vote dated February 19, 1997, the Board of Directors recommended to the stockholders that the Company amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $.01 per share, from 30,000,000 to 60,000,000 shares. Shares of the Company's Common Stock, including the additional shares proposed for authorization, do not have preemptive or similar rights. The full text of the proposed amendment to the Certificate of Incorporation is attached to this proxy statement as Exhibit A.

  As of the Record Date, there were approximately 17,235,736 shares issued and outstanding and approximately 2,525,942 shares reserved for future issuance pursuant to outstanding options granted under the Company's stock plans. If the amendment to the Certificate of Incorporation is approved, the Board of Directors will have the authority to issue approximately 40,238,322 additional shares of Common Stock without further stockholder approval. The Board of Directors believes the authorized number of shares of Common Stock should be increased to provide sufficient shares for such corporate purposes as may be determined by the Board of Directors to be necessary or desirable. These purposes may include, without limitation: entering into collaborative research and development arrangements with other companies in which Common Stock or the right to acquire Common Stock are part of the consideration; facilitating broader ownership of the Company's Common Stock by effecting a stock split or issuing a stock dividend; raising capital through the sale of Common Stock; attracting and retaining valuable employees by the issuance of additional stock options, including additional shares reserved for future option grants under the Company's existing stock plan; and acquiring other businesses in exchange for shares of the Company's Common Stock. While the Company continually evaluates potential acquisitions, the Company has no present agreements or commitments with respect to any acquisition, nor are any negotiations regarding any acquisition currently ongoing. The Board of Directors considers the authorization of additional shares of Common Stock advisable to ensure prompt availability of shares for issuance should the occasion arise.

  The issuance of additional shares of Common Stock could have the effect of diluting earnings per shares and book value per share, which could adversely affect the Company's existing stockholders. In addition, the Company's authorized but unissued shares of common Stock could be used to make a change in control of the Company more difficult or costly. Issuing additional shares of Common Stock could have the effect of diluting stock ownership of the persons seeking to obtain control of the Company. The Company is not aware, however, of any pending or threatened efforts to obtain control of the Company, and the Board of Directors has no current intention to use the additional shares of Common Stock in order to impede a takeover attempt.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE
           AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

                                  PROPOSAL 3

                     RATIFICATION OF SELECTION OF AUDITORS

  Subject to ratification by the stockholders, the Board of Directors has selected the firm of Arthur Andersen LLP, independent certified accountants, to serve as auditors for the year ending December 31, 1997. It is expected that a member of the firm of Arthur Andersen LLP will be present at the Annual Meeting with an opportunity to make a statement if so desired and will be available to respond to appropriate questions from the Company's stockholders.

                THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
                VOTE "FOR" THE RATIFICATION OF THIS SELECTION.

                            SECTION 16 REQUIREMENTS

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and holders of more than 10% of the Company's Common Stock (collectively, the "Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the Commission to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 1996, the Company believes that all Reporting Persons complied with all Section 16(a) requirements in the fiscal year ended December 31, 1996.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received no later than the close of business on December 1, 1997 at the Company's principal executive offices in order to be included in the Company's proxy statement for that meeting. Any such proposal must comply with the rules and regulations of the Securities and Exchange Commission.

                           EXPENSES AND SOLICITATION

  All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, certain of the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies in person or by telephone or telegraph. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

Boxborough, Massachusetts
March 31, 1997

                                                                      EXHIBIT A

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                               CYTYC CORPORATION

  Cytyc Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

  FIRST: That the Board of Directors of the Corporation adopted resolutions proposing and declaring advisable the following amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation:

    RESOLVED: That the first paragraph of Article FOURTH of the Corporation's Third Amended and Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

    "FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 65,000,000 shares, consisting of 60,000,000 shares of common stock with a par value of $.01 per share (the "Common Stock") and 5,000,000 shares of preferred stock with a par value of $.01 per share (the "Preferred Stock")."

  SECOND: The foregoing amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

  IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Patrick J. Sullivan, its President, this th day of May, 1997.

                                          _____________________________________
                                          Patrick J. Sullivan, President

--------------------------------------------------------------------------------

                               CYTYC CORPORATION

                   Proxy For Annual Meeting of Stockholders

                                  May 9, 1997

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Patrick J. Sullivan and Joseph W. Kelly and each or both of them, proxies, with full power of substitution, to vote all shares of stock of Cytyc Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Friday, May 9, 1997 at 9:30 A.M. at the Holiday Inn, One Adams Place, Boxborough, Massachusetts, and at any adjournment thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated March 31, 1996, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS DESCRIBED IN
ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2, 3 AND 4.

Please mark
votes as in this
example.

/  X  /

1. To elect three directors to Class I of the Company's Board of Directors, to serve for a term of three years or until successors are elected and qualified.

FOR     WITHHELD        Nominees:  Patrick J. Sullivan, Janet G.
                                   Effland, C. William McDaniel


                                   --------------------------------------------
                                   For all nominees except as noted above


2. To amend the Company's Third Amended and Restated Certificate of Incorporation increasing from 30,000,000 to 60,000,000 the number of authorized shares of common Stock, $.01 par value, of the Company.

FOR     AGAINST    ABSTAIN



3. To ratify the selection of the firm of Arthur Andersen LLP, as independent public accountants, as auditors for the fiscal year ending December 31, 1997.


FOR     AGAINST    ABSTAIN



4. To transact such other business as may properly come before the meeting and any adjournments thereof.



                                                   MARK HERE FOR ADDRESS CHANGE
                                                   AND NOTE AT LEFT

                                                   Please sign exactly as your
                                                   name appears hereon. Joint
                                                   owners should each sign. When
                                                   signing as attorney,
                                                   executor, administrator,
                                                   trustee or guardian, please
                                                   give full title as such.


Signature:____________________ Date:__________ Signature:____________________ Date:__________

--------------------------------------------------------------------------------